Exhibit 10.1

STOCK APPRECIATION RIGHTS AGREEMENT

PURSUANT TO THE

CROSS COUNTRY HEALTHCARE, INC.

2007 STOCK INCENTIVE PLAN

THIS AGREEMENT (this “Agreement”), made as of the      day of             , 20     (the “Grant Date”), by and between Cross Country Healthcare, Inc.(the “Company”) and                      (the “Participant”).

Preliminary Statement

The Board of Directors of the Company (the “Board”) or a committee appointed by the Board (the “Committee”) to administer the Cross Country Healthcare, Inc. 2007 Stock Incentive Plan (the “Plan”), has authorized this grant of Non-Tandem Stock Appreciation Rights (“SARs”) to the Participant, as an Eligible Employee of the Company or an Affiliate (collectively, the Company and all Affiliates and Parents of the Company shall be referred to as the “Employer”). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to the Participant. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.

Accordingly, the parties hereto agree as follows:

1. Grant of SARs. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, the Participant is hereby granted                      SARs entitling the Participant to receive, for each of the SARs exercised, up to, but no more than, an amount in Common Stock equal in value to the excess of the Fair Market Value of one share of Common Stock on the date the SARs are exercised over $            .1 Fractional shares of Common Stock resulting from any exercise of the SARs shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

2. Exercise. (a) The SARs will become exercisable in installments as provided below, which shall be cumulative. To the extent that the SARs have become exercisable with respect to a percentage of the SARs granted, the SARs may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the SARs. The

1 Insert Fair Market Value of one share of Common Stock on the grant date.

following table indicates the dates (each a “Vesting Date” and collectively, the “Vesting Dates”) upon which the Participant shall be entitled to exercise the SARs, provided that the Participant has been continuously employed by the Company or an Affiliate through each applicable Vesting Date:

Vesting Date	Percentage of SARs
First Anniversary of Grant Date	25%
Second Anniversary of Grant Date	25%
Third Anniversary of Grant Date	25%
Fourth Anniversary of Grant Date	25%

To the extent that the SARs become vested and exercisable with respect to a percentage of SARs as provided above, the SARs may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration or termination of the SARs as provided in Sections 3 and 4 of this Agreement by giving written notice of exercise to the Company specifying the number of SARs to be exercised. Upon expiration of the SARs, the SARs shall be canceled and no longer exercisable.

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date.

(b) The provisions in Section 7.4(c) of the Plan regarding Detrimental Activity shall [not] apply to the SARs.

(c) The SARs will [not] become fully vested on a Change in Control

3. Term. The term of the SARs shall be seven (7) years after the Grant Date, subject to earlier termination in the event of the Participant’s Termination as specified in Section 4 below.

4. Termination.

Subject to the terms of the Plan and this Agreement, the SARs, to the extent vested at the time of the Participant’s Termination, shall remain exercisable as follows:2

(a) In the event of the Participant’s Termination by reason of death, Disability, or Retirement, the vested portion of the SARs shall remain exercisable until the earlier of (i) one (1) year from the date of such Termination or (ii) the expiration of the stated term of the SARs pursuant to Section 3 hereof; provided, however, that in the case of Disability or Retirement, if the Participant dies within such one (1) year exercise period, any unexercised SARs held by the Participant shall thereafter be exercisable by the legal representative of the Participant’s estate, to the extent to which it was exercisable at the time of death, for a period of one (1) year from the date of death, but in no event beyond the expiration of the stated term of the SARs pursuant to Section 3 hereof.

[2]

These termination provisions are consistent with the termination provisions set forth in the Plan. The Committee has the discretion to modify these provisions and provide alternative post-termination exercise periods.

(b) In the event of the Participant’s involuntary Termination without Cause, any SARs that are vested and exercisable at the time of the Participant’s Termination shall remain exercisable until the earlier of (i) ninety (90) days from the date of such Termination or (ii) the expiration of the stated term of the SARs pursuant to Section 3 hereof.

(c) In the event of the Participant’s voluntary Termination (other than a voluntary termination described in Section 4(d) below, or a Retirement), the vested portion of the SARs shall remain exercisable until the earlier of (i) thirty (30) days from the date of such Termination or (ii) the expiration of the stated term of the SARs pursuant to Section 3 hereof.

(d) In the event of the Participant’s Termination for Cause or in the event of the Participant’s voluntary Termination or Retirement, in each case after the occurrence of an event that would be grounds for a Termination for Cause, all of the Participant’s SARs (whether or not vested) shall terminate and expire upon such Termination.

(e) Any portion of the SARs that is not vested as of the date of the Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

5. Restriction on Transfer of SARs. No part of the SARs shall be Transferred other than by will or by the laws of descent and distribution and during the lifetime of the Participant, may be exercised only by the Participant. In addition, the SARs shall not be assigned, negotiated, pledged or hypothecated in any way (except as provided by law or herein), and the SARs shall not be subject to execution, attachment or similar process. Upon any attempt to Transfer the SARs or in the event of any levy upon the SARs by reason of any execution, attachment or similar process contrary to the provisions hereof, such transfer shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

6. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any shares payable upon exercise of the SARs unless and until the Participant has become the holder of record of the shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan.

7. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any exercise notice or other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

8. Amendment. To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with Section 409A of the Code and the regulations thereunder or any other applicable law and may also amend, suspend or terminate this Agreement subject to the terms of the Plan.

9. Notices. Any notice or communication given hereunder (each a “Notice”) shall be in writing and shall be sent by personal delivery, by courier or by United States mail (registered or certified mail, postage prepaid and return receipt requested), to the appropriate party at the address set forth below:

If to the Company, to:

Cross Country Healthcare, Inc.

6551 Park of Commerce Blvd.

Boca Raton, Florida 33487

Attention: Paula C. Donayri, Corporate Benefits Manager

If to the Participant, to the address for the Participant on file with the Company;

or such other address or to the attention of such other person as a party shall have specified by prior Notice to the other party. Each Notice will be deemed given and effective upon actual receipt (or refusal of receipt).

10. No Obligation to Continue Employment. This Agreement is not an agreement of employment. This Agreement does not guarantee that the Employer will employ the Participant for any specific time period, nor does it modify in any respect the Employer’s right to terminate or modify the Participant’s employment or compensation.

11. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed in accordance with, the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12. Consent to Jurisdiction. In the event of any dispute, controversy or claim between the Company or any Affiliate and the Participant in any way concerning, arising out of or relating to the Plan or this Agreement (a “Dispute”), including without limitation any Dispute concerning, arising out of or relating to the interpretation, application or enforcement of the Plan or this Agreement, the parties hereby (a) agree and consent to the personal jurisdiction of the courts of the State of Florida located in Palm Beach County and/or the Federal courts of the United States of

America located in the Florida Southern District (collectively, the “Agreed Venue”) for resolution of any such Dispute, (b) agree that those courts in the Agreed Venue, and only those courts, shall have exclusive jurisdiction to determine any Dispute, including any appeal, and (c) agree that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Florida. The parties also hereby irrevocably (i) submit to the jurisdiction of any competent court in the Agreed Venue (and of the appropriate appellate courts therefrom), (ii) to the fullest extent permitted by law, waive any and all defenses the parties may have on the grounds of lack of jurisdiction of any such court and any other objection that such parties may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court (including without limitation any defense that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum), and (iii) consent to service of process in any such suit, action or proceeding, anywhere in the world, whether within or without the jurisdiction of any such court, in any manner provided by applicable law. Without limiting the foregoing, each party agrees that service of process on such party pursuant to a Notice as provided in Section 9 shall be deemed effective service of process on such party. Any action for enforcement or recognition of any judgment obtained in connection with a Dispute may enforced in any competent court in the Agreed Venue or in any other court of competent jurisdiction.

13. Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

14. Miscellaneous.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(b) The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

PARTICIPANT:	CROSS COUNTRY HEALTHCARE, INC.

By:
First and Last Name		Emil Hensel, Chief Financial Officer